As filed with the Securities and Exchange Commission December 20, 2007 File No. ___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RENEWABLE ENERGY ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	01-0741042 (IRS Employer Identification No.)

7078 East Fish Lake Road, Suite 800
Minneapolis, Minnesota 55311
(952) 541-1155

(Address and telephone number of registrant’s principal offices)

Craig Laughlin
7078 East Fish Lake Road, Suite 800
Minneapolis, Minnesota 55311
(952) 541-1155

(Name, address and telephone number of agent for service)

Copies to:

Mark E. Lehman, Esq.
Parsons, Behle & Latimer
201 South Main St., Suite 1800
Salt Lake City, UT 84111-2218
(801) 532-1234
(801) 536-6111 Fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

The securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, $.001 par value, and two Warrants	2,000,000	$6.00	$12,000,000	$369
Common Stock included in the Units (2)	2,000,000	—	—	—
Warrants included in Units (2)	4,000,000	--	—	—
Common Stock underlying the Warrants included in the Units (3)	4,000,000	$5.00	$20,000,000	$614
Units underlying the Underwriter’s UPO (“Underwriter’s Units”) (3)	100,000	$6.60	$660,000	$21
Common Stock included in the Underwriter’s Units (2)	100,000	—	—	—
Warrants included in Underwriter’s Units (2)	200,000	—	—	—
Common Stock underlying the Warrants included in the Underwriter’s Units (3)	200,000	$6.25	$1,250,000	$39
Total			$33,660,000	$1,043

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	No fee pursuant to Rule 457(g).

(3)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued as a result of the anti-dilution provisions contained in the Warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ii

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion December 20, 2007

Prospectus
$12,000,000

RENEWABLE ENERGY ACQUISITION CORP.

2,000,000 UNITS

Renewable Energy Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with an operating business. Our objective is to acquire an operating business in either the renewable energy industry or environmental industry and their related infrastructures.

This is an initial public offering of our securities. Each unit consists of:

•	one share of our common stock; and

•	two warrants.

Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination or ____________, 2009, and will expire on ______________, 2012, or earlier upon redemption.

There is presently no public market for our units, common stock or warrants, and there is no assurance any market will exist after the offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price	Underwriting Commissions (1)	Proceeds to Us Before Expenses
Per Unit	$6.00	$0.42	$5.58
Minimum Offering	$6,000,000	$420,000	$5,580,000
Maximum Offering	$12,000,000	$840,000	$11,160,000

(Footnotes to table on following page)

CRUSADER SECURITIES, INC.

The date of this prospectus is _______________, 2008.

(Footnotes to table on cover page)

(1) Underwriting commissions shown do not include the compensation to be received by Crusader Securities, Inc., the underwriter, in the form of a non-accountable expense allowance of 3% of the gross proceeds of the offering. We have agreed to sell to the underwriter, for $100, an option to purchase up to a total of 100,000 units at a per-unit exercise price of $6.60. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that the warrants included in the option have an exercise price of $6.25. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

(2) Before deducting expenses of the offering payable by the Company (including the underwriter’s non-accountable expense allowance of from $180,000 to $360,000) estimated at $280,000 if the minimum offering is sold and $460,000 if the entire offering is sold.

(3) The offering is being conducted by the underwriter on a best efforts “1,000,000 unit minimum, 2,000,000 unit maximum” basis. In the event that the minimum of 1,000,000 units having a gross subscription price of $6,000,000 is not sold within three months following the date of this prospectus (unless extended by the us and the underwriter for an additional period not to exceed two months), all proceeds raised will be promptly returned to investors, without paying interest and without deducting any sales commissions or expenses of the offering. All proceeds from the sale of shares will be placed in escrow with Associated Bank, N.A., Minneapolis, Minnesota, no later than noon of the next business day following receipt. Subscribers will not have the use of their funds, will not earn interest on funds in escrow, and will not be able to obtain return of funds placed in escrow unless and until the minimum offering period expires. In the event the minimum number of units is sold within the offering period, the offering will continue until five months following the date of this prospectus, all offered units are sold, or terminated by us, whichever occurs first.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any State where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

Prospectus Summary	3
Risk Factors	9
Forward Looking Statements	20
Use of Proceeds	20
Dilution	22
Capitalization	23
Management’s Discussion and Analysis or Plan of Operation	24
Proposed Business	25
Management	34
Compensation	35
Conflicts of Interest	35
Principal Stockholders	36
Certain Relationships and Related Transactions	38
Description of Securities	39
Underwriting	42
Legal Matters	45
Experts	45
Additional Information	45
Index to Financial Statements	46

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read this entire prospectus carefully, including the information under “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus, before investing. References in this prospectus to “we,” “us” or “our company” refer to Renewable Energy Acquisition Corp.

We are a blank check company organized under the laws of the state of Nevada on June 21, 2007. We were formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in either the renewable energy industry or the environmental industry and their related infrastructures. To date, our efforts have been limited to organizational activities.

The renewable energy industry and its related infrastructure generally includes the production, generation, transmission and distribution of electricity, heat, fuel and other consumable forms of energy through the utilization of renewable fuel sources such as geothermal, biofuels, biomass, wind, fuel cells, ocean waves, solar and waste stream pyrolysis (to mention a few); and the infrastructure needed to maintain and operate the facilities, services and installations used in the foregoing areas. Although we may consider a target business in any segment of the renewable energy industry, we currently intend to concentrate our search for an acquisition candidate on companies in the following areas:

•	Wind electric generation, distribution and transmission;

•	Solar power;

•	Co-generation;

•	Bio-mass;

•	Synthetic gas production, distribution and transmission;

•	Energy efficiency and energy conservation related products and services;

•	Alternative transportation technologies;

•	Steam generation and distribution;

•	Energy storage technologies;

•	Other alternative and renewable energy technologies; and

•	The development, installation or manufacturing of any of the above;

The environmental industry and its related infrastructure generally includes the technologies and services that protect the natural and human environment from destruction and pollution, and the infrastructure needed to maintain and operate the facilities, services and installations used in the foregoing areas. The environmental industry also seeks to ameliorate the negative effects of industrial production and unhealthy practices and materials on our population as a whole.

Landfill closures and the difficulty of positioning new facilities in certain parts of the country have required that waste be transported long distances for environmentally sound disposal. New landfills require additional remediation measures to ensure that waste does not contaminate the surrounding ground or nearby water supplies. New technologies and expenditures are increasingly required with respect to air emissions and water cleanup, as pollution from power and industrial plants merit increasing examination and concern. Searches for new energy and water sources must meet stringent environmental standards, while existing and alternative forms of energy that are being used, developed and tested must adhere to an expanding body of practices and procedures to ensure that our environment is protected.

Although we may consider a target business in any segment of the environmental industry, we currently intend to concentrate our search for an acquisition candidate on companies in the following areas:

•	Waste management and disposal, including wastewater treatment and management and sewage control;

•	Air treatment and ionization, pollution and emission control;

•	Abatement and sequestration of carbon dioxide and other global warming gases;

•	Other energy/environmental related technologies; and

•
The infrastructure necessary to operate in the environmental industry including but not limited to areas such as the operation of water supply facilities, waste and wastewater treatment facilities, pollution control facilities and transportation facilities and the production, transportation or distribution of the equipment and products incidental to such operations.

Although we believe there are many positive trends that make acquisition candidates in both the renewable energy and environmental industries attractive, there are various risks of acquiring a business in such industries, including substantial government regulation. Depending on the industry segment we ultimately operate in, we may be required to spend substantial amounts of time and money in complying with such governmental regulations. For a more complete discussion of the risks relating to operations in the renewable energy and environmental industries, see the section below entitled “Risk Factors.”

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is likely that we will have the ability to effect only a single business combination.

Our executive offices are located at 7078 East Fish Lake Road, Suite 800, Minneapolis MN 55311. Our telephone number is 952-541-1155

The Offering

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of the members of our management team, but also the special risks we face as a blank check company and the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended. You will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. You should carefully consider these and the other risks set forth in the section below entitled “Risk Factors” beginning on page 9 of this prospectus.

Securities offered	Maximum of 2,000,000 units, each unit consisting of • one share of common stock; and • two warrants.

Common stock outstanding:

Before offering	500,000 shares

Assuming minimum units are sold	1,250,000 shares

Assuming maximum units are sold	2,500,000 shares

There are presently 500,000 common shares outstanding. In the event less than the maximum number of units are sold, the present stockholders have agreed to surrender for cancellation a number of their shares so that after closing of the offering they hold, in the aggregate, 20% of the outstanding common stock without giving effect to the exercise of warrants. Accordingly, if only the minimum number of units is sold, our present stockholders would surrender 250,000 shares for cancellation.

Warrants outstanding:

Before offering	None

Assuming minimum units are sold	2,000,000 shares

Assuming maximum units are sold	4,000,000 shares

Warrant exercisability	Each warrant is exercisable to purchase one share of common stock

Warrant exercise price	$5.00 per share

Warrant exercise period
The warrants will become exercisable on the later of:

• the completion of a business combination with a target business, or

• ____________________, 2009.

The warrants expire at 5:00 p.m., New York City time, on _______________, 2012 or earlier upon redemption.

Warrant redemption
Once the warrants become exercisable, we may redeem the outstanding warrants:

• in whole and not in part,

• at a price of $0.01 per warrant

• upon a minimum of 30 days’ prior written notice of redemption, and

• if, and only if, the closing bid price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Reasons for redemption limitations
We have established the above conditions to our exercise of redemption rights to provide (i) warrant holders with adequate notice of exercise only after the then-prevailing common stock price is substantially above the warrant exercise price, and (ii) a sufficient differential between the then-prevailing common stock price and the warrant exercise price so there is a buffer to absorb the market reaction, if any, to our redemption of the warrants. If the foregoing conditions are satisfied and we issue a notice of redemption, each warrant holder can exercise his or her warrant prior to the scheduled redemption date. There can be no assurance that the price of the common stock will exceed the $8.50 redemption price or the warrant exercise price after the redemption notice is issued, if ever.

Proposed OTC Bulletin Board Symbols:
Units	___________

Common Stock	___________

Warrants	___________

Separate trading of common stock and warrants
In no event will the common stock and warrants trade separately until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering, which we intend to do as soon as practicable following the closing of the offering.

Offering proceeds to be held in trust account and subsequent release
If the maximum number of units is sold, $9.6 million of the proceeds ($4.80 per unit) will be placed in a trust account at Associated Bank, N.A., Minneapolis, Minnesota, pursuant to an agreement to be signed on the date of first closing of the sale of units under this prospectus. If only the minimum number of units is sold, $4.8 million of the proceeds ($4.80 per unit) will be placed in the trust account. Such proceeds will not be released until the earlier of completion of a business combination or our liquidation. Unless and until a business combination is consummated, proceeds held in the trust account will not be available for our use for any purpose, including the payment of expenses related to investigation, selection and negotiation of an agreement with one or more target businesses. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account, which is estimated to be approximately $1,100,000 if the maximum number of units is sold or $500,000 if only the minimum is sold. Funds not held in the trust account will be used for:

• Repayment of a total of $25,000 in loans that are non-interest bearing made to us by our two of our officers and directors to cover offering expenses; and

• A monthly payment of $1,500 per month to Craig Laughlin, an officer and director, for office space and secretarial and administrative services

We may, in connection with a specific proposed business combination, engage one or both of our non-officer directors as consultants and compensate them for their services, and use funds not held in the trust account for that purpose.

Please see “Use of Proceeds” for additional information concerning the allocation of proceeds of this offering.

Stockholders must approve any business combination:
We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below.

Conversion rights for stockholders voting to reject a business combination:
Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust fund, including any interest earned on their portion of the trust fund, if the business combination is approved and completed.

Liquidation if no business combination:
We will dissolve and promptly distribute only to our public stockholders the amount in our trust fund plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period).

Escrow of shares by initial stockholders:
On the date of this prospectus, all of our existing stockholders will place the shares they owned before this offering into an escrow account maintained by Interwest Transfer Company, Inc., acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferable during the escrow period and will not be released from escrow until the earlier of:

• three years following the date of this prospectus;

• our liquidation; or • the consummation of a business combination with a target business.

Risks

We are a newly formed company that has conducted no operations and has generated no revenues. Until we complete a business combination, if ever, we will have no operations and will generate no operating revenues. In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the risks we face in seeking to enter the renewable energy and environmental industries and special risks we face as a blank check company. This offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended. Accordingly, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. For additional information concerning how Rule 419 blank check offerings differ from this offering, please see “Proposed Business—Comparison of This Offering to Those of Blank Check Companies Subject to Rule 419.” Additionally, the equity investment of the initial stockholders prior to the date of this prospectus is below that which is required under the guidelines of the North American Securities Administrators Association, Inc. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 9 of this prospectus.

It is possible that we could use a portion of the funds not in the trust account to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed business combination. A “no-shop” provision typically obligates a target business not to initiate or continue discussions with another potential acquiror during an agreed-upon period, in exchange for a cash payment. In the event we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to pay expenses related to finding a suitable business combination without securing additional financing. If we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.

Summary Financial Data

The following table summarizes our current relevant financial data and should be read with our financial statements, which are included in this prospectus. We have not engaged in any business operations to date, so only balance sheet data is presented.

	September 30, 2007
		As adjusted assuming sale of the
	Actual	Minimum Units	Maximum Units

Balance Sheet Data:
Working capital	$48,571	$5,348,571	$10,748,571
Total assets	$51,129	$5,326,129	$10,726,129
Total liabilities	$27,648	$2,648	$2,648
Stockholders’ equity	$23,571	$4,364,051	$8,804,531
Value of common stock that may be converted to cash	$-0-	$959,520	$1,919,040

The “as adjusted” information gives effect to the sale of the units we are offering and the application of the estimated net proceeds from their sale.

The working capital and total assets amounts include the $9.6 million to be held in the trust fund assuming the maximum number of units is sold ($4.8 million if only the minimum is sold), which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust fund will be distributed solely to our public stockholders.

We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% shares sold in this offering, or 399,800 shares if the maximum is sold and 199,900 shares if the minimum is sold, at an initial per-share conversion price of $4.80, without taking into account interest earned on the trust fund. The actual per-share conversion price will be equal to:

•	the amount in the trust fund as of the record date for the determination of stockholders entitled to vote on the business combination plus any interest accrued through the record date,

•	divided by the number of shares of common stock sold in the offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units. We believe that the risks described below are all of the material risks we face. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Associated with Our Business

We are a development stage company with no operating history and very limited resources and our financial statements contain a statement indicating that our ability to continue as a going concern is dependent on us raising funds in this offering.

We are a recently incorporated development stage company with no operating results to date. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business in either of the renewable energy or environmental industries and their related infrastructures. We have not conducted any discussions, and we have no plans, arrangements or understandings, with any prospective acquisition candidates. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination. The report of our independent certified public accountants on our financial statements includes an explanatory paragraph, stating that our ability to continue as a going concern is dependent on the consummation of this offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If we are forced to liquidate before a business combination, our public stockholders will receive less than $6.00 per share upon distribution of the trust fund and our warrants will expire worthless.

If we are unable to complete a business combination, and are forced to liquidate our assets, the per-share liquidation distribution will be less than $6.00 because of the expenses of this offering, our general and administrative expenses, and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants and, accordingly, the warrants will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section below entitled “Effecting a business combination--Liquidation if no business combination.”

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a “blank check” company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and our units are being offered at an initial price of $6.00 per unit, we are exempt from rules promulgated by the Securities and Exchange Commission, such as Rule 419, to protect investors of blank check companies. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled “Comparison to offerings of blank check companies” below.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less.

Our placing of funds in trust may not protect those funds from third party claims against us. The proceeds held in trust could be subject to claims that could take priority over the claims of our public stockholders. We cannot assure you that the per-share liquidation price will not be less than $4.80, plus interest, due to claims of creditors.

Since we have not currently selected any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the business’ operations.

Since we have not yet identified a prospective target business, investors in this offering have no current basis to evaluate the possible merits or risks of the target business’ operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section below entitled “Effecting a business combination--We have not identified a target business.”

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our articles of incorporation authorize the issuance of up to 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Immediately after this offering there will be between 43,200,000 (if the maximum number of Units is sold in the offering) and 46,200,000 (if the minimum number of Units is sold in the offering) authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Crusader Securities, the underwriter) and all of the 5,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•
will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

For a more complete discussion of the possible structure of a business combination, see the section below entitled “Effecting a business combination--Selection of a target business and structuring of a business combination.”

It is likely that our current officers and directors will resign upon consummation of a business combination and we will have only limited ability to evaluate the management of the target business.

Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel in the target business, however, cannot presently be ascertained. Although it is possible that some of our key personnel will remain associated in various capacities with the target business following a business combination, it is likely that the management of the target business at the time of the business combination will remain in place. Although we intend to closely scrutinize the management of a prospective target business in connection with evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of management will prove to be correct.

Our officers and directors may allocate their time to other businesses which could cause a conflict of interest as to which business they present a viable acquisition opportunity.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. Some of these persons may in the future become affiliated with entities, including other “blank check” companies, engaged in business activities similar to those intended to be conducted by us. Our officers and directors may become aware of business opportunities that may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled “Management--Conflicts of Interest.” We cannot assure you that these conflicts will be resolved in our favor.

Three of our officers and directors own shares of our common stock, which will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

Three of our officers and directors own stock in our company, and all of these persons have waived their right to receive distributions upon liquidation. The shares owned by these officers and directors will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers related to sock ownership may influence their motivation in identifying and selecting a target business and completing a business combination timely. Consequently, these directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

It is probable that we will only be able to complete one business combination, which will cause us to be solely dependent on a single business and a limited number of products or services.

If the maximum number of units is sold, the net proceeds from this offering will provide us with $9.6 million in the trust account ($4.8 million if only the minimum number of units is sold), which we may use to complete a business combination. Our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. Consequently, it is probable that we will have the ability to complete only a single business combination. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities that may have the resources to complete several business combinations in different industries or different areas of a single industry.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions in the renewable energy or environmental industries and their related infrastructures. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of a target business, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

Upon consummation of our offering, our existing stockholders, who include three of our officers and directors, will collectively own 20% of our issued and outstanding shares of common stock (assuming they do not purchase units in this offering). None of our existing stockholders, officers and directors has indicated to us that they intend to purchase our securities in the offering. Our existing stockholders, because of their ownership position, will have considerable influence over the election of directors and, therefore control of the company, at least until the consummation of a business combination. In addition, our existing stockholders and their affiliates and relatives are not prohibited from purchasing units in this offering or shares in the aftermarket. If they do, we cannot assure you that our existing stockholders will not have considerable influence upon the vote in connection with a business combination.

Our existing stockholders paid an aggregate of $25,000, or an average of approximately $0.05 per share, for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed with the maximum number of units sold, you and the other new investors will incur an immediate and substantial dilution of approximately 28.5% or $1.71 per share (the difference between the pro forma net tangible book value per share of $4.29, and the initial offering price of $6.00 per unit). In only the minimum number of units are sold, you and the other new investors will incur an immediate and substantial dilution of approximately 29% or $1.74 per share (the difference between the pro forma net tangible book value per share of $4.26, and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the units, we will be issuing warrants to purchase between 1,000,000 shares of common stock if the minimum number of units is sold, and 2,000,000 shares of common stock if the maximum number of units is sold. We will also issue an option to purchase between 50,000 and 100,000 units to the representative of the underwriters (the number will be 5% of the number of units sold to the public) which, if exercised, will result in the issuance of an additional 100,000 to 200,000 warrants. To the extent that we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and options could make us a less attractive acquisition vehicle in the eyes of a target business, as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and options may make it more difficult to effectuate a business combination or may increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities, or on our ability to obtain future public financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to demand that we register the resale of their shares of common stock at any time after the date on which their shares are released from escrow. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be up to an additional 500,000 shares of common stock eligible for trading in the public market if the maximum number of Units is sold. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and may engage in resale transactions only in those states and a limited number of other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in the District of Columbia, Florida, Hawaii, Illinois, Maryland, Nevada, New York and Rhode Island. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states’ securities laws, you may engage in resale transactions only in these states and in a limited number of other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled “State Blue Sky Information” below.

We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on a national exchange.

Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included in a national exchange. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on a national exchange.

The underwriter in the offering will not make a market for our securities, which could adversely affect the liquidity and price of our securities.

Crusader Securities, the underwriter in this offering, does not make markets in securities and will not be making a market in our securities. However, we believe certain broker-dealers other than Crusader Securities will be making a market in our securities. Crusader Securities not acting as a market maker for our securities may adversely impact the liquidity of our securities.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including, restrictions on the nature of our investments and restrictions on the issuance of securities, which may make it difficult for us to complete a business combination. In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in “government securities” with specific maturity dates. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Because a majority of our directors may be deemed not to be “independent” directors, actions taken and expenses incurred by our officers and directors on our behalf will generally not be subject to “independent” review.

Three of our four directors own shares of our common stock. We may engage the services of our two non-officer directors as consultants on specific proposed business combinations and compensate them for their services, and our directors may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. The amount of compensation for consulting services will depend on the specific circumstances of a proposed business combination, the nature of the services to be provided, and the time commitment required, which cannot be reasonably estimated at this time. We have not set any arbitrary limits on the amount of compensation that may be paid or the amount of out-of-pocket expenses that may be reimbursed, and there will be no review of the reasonableness of the compensation or expenses by anyone other than our board of directors, which includes persons who may seek compensation or reimbursement, or a court of competent jurisdiction if such compensation or reimbursement is challenged. Because a majority of our directors may not be deemed “independent,” approval of compensation or reimbursement arrangements will not be made by a majority of independent directors. Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure you that this will actually be the case. If compensation is paid or expenses incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations.

If we complete a business combination with a target business located outside of the United States, we would be subject to the risks inherent with doing business in that country that could adversely affect our profitability and operations.

Although we intend to focus our search on target businesses located within the United States, we are not limited to this geographical region. Our directors have strong ties to locations outside of the United States. For instance, Craig S. Laughlin, our chief executive officer and a director, has had business dealings in China in the past, and Zenghua Ye, a director, lives and does business in China. It is possible that prospective target businesses could be introduced to us in this and other areas. If we locate a suitable target business outside of the United States, we would be subject to all the inherent risks of doing business in that foreign country that could adversely affect results of operations, such as economic conditions in the foreign country, government regulation, and fluctuations in currency exchange rates.

If we complete a business combination with a target business located outside of the United States and our management following a business combination is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.

It is possible that we could complete a business combination with a target business located outside of the United States. Following a business combination, it is likely that our management will resign from their positions as officers of the company and the management of the target business at the time of the business combination will remain in place. We cannot assure you that management of the target business will be familiar with United States securities laws. If new management is unfamiliar with our laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues that may adversely affect our operations.

Risks Associated with the Renewable Energy and Environmental Industries

Fluctuations in energy prices may cause a reduction in the demand or profitability of the products or services we may ultimately produce or offer.

Prices for energy sources such as coal, oil, and natural gas tend to fluctuate widely based on a variety of political and economic factors. These price fluctuations heavily influence both the renewable energy and environmental industries and their related infrastructures. Lower energy prices for existing products tend to limit the demand for alternate forms of energy services and related products and infrastructure. Factors that impact price fluctuations include the actions of the members of the Organization of Petroleum Exporting Countries (OPEC), the level of production by non-OPEC countries, worldwide demand for oil and natural gas, political tensions involving OPEC and non-OPEC countries and other varying factors. If we complete a business combination with a target business that is involved with an energy source that is affected by these or other factors, there may be a decrease in the demand for the products or services we may ultimately produce or offer and our profitability could be adversely affected.

Changes in government policies may adversely affect the economics of renewable energy production and development.

To date, the market for renewable energy and related products has been highly dependent on federal and state policy support in the form of tax credits, production incentives, renewable portfolio standards and similar requirements and benefits. To the extent that such supportive policies are changed (for example, the expiration of the federal production tax credit, 26 USC Section 45, without extension), the market for related energy and products will also be substantially affected.

Changes in technology may render our products or services obsolete following a business combination.

Both the renewable energy and environmental industries and their related infrastructures are substantially affected by rapid and significant changes in technology. These changes may render certain existing services and technologies currently used obsolete. We cannot assure you that the technologies used by or relied upon by a target business with which we effect a business combination will not be subject to such obsolescence. While we may attempt to adapt and apply the services or products provided by the target business to newer technologies, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

Failure to comply with governmental regulations could result in the imposition of penalties, fines or restrictions on operations and remedial liabilities.

Both the renewable energy and environmental industries are subject to extensive federal, state and local laws and regulations related to our population’s health and safety and those associated with compliance and permitting obligations (including those related to the use, storage, handling, discharge, emission and disposal of municipal solid waste and other waste, pollutants or hazardous substances or wastes, or discharges and air and other emissions) as well as land use and development. Existing laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Compliance with these laws, regulations and obligations could require substantial capital expenditures. Failure to comply could result in the imposition of penalties, fines or restrictions on operations and remedial liabilities. These costs and liabilities could adversely affect our operations following a business combination. These laws, regulations and obligations could change with the promulgation of new laws and regulations or a change in the interpretation of existing laws and regulations, which could result in substantially similar risks. We cannot assure you that a target business acquired in a business combination will be able to comply with existing or new regulations.

If we are unable to acquire or renew permits and approvals required for our operations following a business combination, we may be forced to suspend or cease our operations altogether.

The construction and operation of energy and environmental projects require numerous permits and approvals from governmental agencies. We cannot assure you that we will be able to obtain all necessary permits and approvals following a business combination. If we are unable to obtain or renew permits or approvals necessary for the operation of our business following a business combination, our operations would be adversely affected. In addition, obtaining all necessary permits and approvals may necessitate substantial expenditures and may create a significant risk of expensive delays or loss of value if a project is unable to function as planned due to changing requirements, or regulatory or community opposition.

Regulation within the renewable energy industry could reduce our profitability following a business combination.

Essentially all of the renewable energy sectors including electric generation, transmission and distribution, and natural gas transmission and distribution are subject to highly technical Federal and state regulatory regimes. Rates, terms of service, facility sites, financing, dividend payments, wages, divestitures, changes in control and business dealings with affiliates are all subject to ongoing regulatory disclosure and approval on the merits. The failure or refusal of any jurisdictional regulator to grant approval as to any particular rate, service or transaction could prove harmful to us, as could the occurrence of any dispute with a regulator.

Renewable energy markets are subject to volatility due to reliance on foreign supply and increasing foreign competition.

A significant portion of the technology and manufacturing capability with respect to renewable energy products is located in Europe and increasingly in Asia. In addition, Europe is an established market for renewable products and India and China are key and growing markets for such products and technologies. As a result, companies in the United States face difficulties competing for products and components and are susceptible to increased costs for such products and components and constraints on availability.

Renewable energy is undergoing consolidation and competition from large market entrants.

In the last two years, several large companies, both foreign and domestic, have entered the renewable energy business through acquisition of existing companies at very high premiums. The ability to acquire a company may be hampered by competition from larger, well-capitalized, companies which are willing to pay above-market prices for entry into the marketplace.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” and “Plan of Operation” sections and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as set forth in the following table:

	If Minimum Number	If Maximum Number
	of Units is Sold	of Units is Sold

Gross Proceeds	$6,000,000	$12,000,000

Offering Expenses (1)
Underwriting Commission	420,000	840,000
Underwriting non-accountable expense allowance	180,000	360,000
Legal Expenses (including Blue Sky registrations)	50,000	50,000
Printing and engraving expenses	10,000	10,000
Accounting fees and expenses	15,000	15,000
SEC Registration fees	1,043	1,043
Proceeds Escrow & Trustee’s Fees	3,000	3,000
Miscellaneous fees and expenses	20,957	20,957
Total Offering Expenses	700,000	1,300,000

Net Offering Proceeds	$5,300,000	$10,700,000

Net Offering Proceeds Held in Trust	$4,800,000	$9,600,000

Held In Trust Per Share	$4.80	$4.80

Net Offering Proceeds Not in Trust	$500,000	$1,100,000

Use of net proceeds not held in trust
Legal, accounting, and other professional services attendant to the due diligence investigations, structuring, and negotiation of a business acquisition	$300,000	800,000
Other due diligence expenses such as travel, meals, etc.	25,000	50,000
Payment of administrative fee to officer and director ($1,500 per month for up to 24 months)	36,000	36,000
Legal and accounting fees relating to SEC reporting obligations	60,000	60,000
Transfer Agent and Registrar’s Fees	15,000	15,000
Directors’& Officers’ Insurance	45,000	95,000
Working Capital for miscellaneous expenses and reserves	19,000	44,000
Total	$500,000	$1,100,000

(Footnote to table on following page)

(Footnote to table on previous page)

(1)
Two of our officers and directors, Craig S. Laughlin and Larry Hopfenspirger, advanced a total of $25,000 to us to cover offering expenses. As a portion of the offering expenses listed were paid with these funds before the offering, repayment of the $25,000 to the officers and directors upon closing of the offering is treated as payment of the offering expenses out of the proceeds of the offering.

All expenses and uses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Between $4,800,000 (if the minimum number of units is sold) and $9,600,000 (if the maximum number of units is sold) of net proceeds will be placed in a trust fund maintained by Associated Bank, N.A., Minneapolis, Minnesota, as trustee. The proceeds will not be released from the trust fund until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust fund may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business or to effect other acquisitions, as determined by our board of directors at that time.

Craig Laughlin, an officer and director, is providing office space, secretarial support and related administrative services through his wholly-owned company, SRC Funding, Inc., at a monthly rate of $1,500. We estimate legal and accounting fees associated with filing our periodic reports with the Securities and Exchange Commission over the next two years will be approximately $60,000. This amount does include additional legal, accounting, or other professional fees that we may incur in connection with evaluating a prospective business combination. Transfer Agent and Registrar Fees over the next two years are estimated at $15,000, and the estimated premium payment on our director and officer insurance during that period is estimated at between $45,000 and $95,000.

We intend to use the excess working capital (between approximately $500,000 if the minimum is sold, and approximately $1,100,000 if the maximum is sold) for due diligence, legal, accounting and other expenses of structuring and negotiating business combinations, which may include compensation to our directors engaged as consultants to perform specific services in connection with a business combination as well as for reimbursement of any out-of-pocket expenses incurred by our officers and directors in connection with the search for and evaluation of prospective business combinations. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business.

The net proceeds of this offering not held in the trust fund and not immediately required for the purposes set forth above will only be invested in United States “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less so that we are not deemed to be an investment company under the Investment Company Act. The interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

A public stockholder will be entitled to receive funds from the trust fund (including interest earned on its portion of the trust fund) only in the event of our liquidation or if that public stockholder were to seek to convert such shares into cash in connection with a business combination, which the public stockholder voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust fund.

DILUTION

The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock. The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

	Maximum Units Sold		Minimum Units Sold

Price per common share to investors		$6.00		$6.00
Net tangible book value per share as of September 30, 2007 (1)	$0.05		$0.09
Increase in net tangible book value attributable to this offering (2)	4.24		4.07
Net tangible book value per share after offering (2)		4.29		4.26
Dilution in net tangible book value per share to new investors		$1.71		$1.74
Dilution as a percentage of offering price per share		28.5%		29%

(1)
At September 30, 2007, our net tangible book value was $23,571, or approximately $0.05 per share of common stock based on 500,000 shares of common stock held by our initial stockholders. If only the minimum number of units is sold, our initial stockholders have agreed to surrender for cancellation 250,000 shares, so in that circumstance our net tangible book value per share would be $0.09.

(2)
After giving effect to the sale of 2,000,000 shares of common stock included in the units, and the deduction of underwriting commissions and estimated expenses of this offering, our pro forma net tangible book value at September 30, 2007, would be $10,723,571 with 2,500,000 common shares outstanding. If only the minimum number of units is sold, our pro forma net tangible book value at September 30, 2007, would be $5,323,571 with 1,250,000 common shares outstanding. If we effect a business combination, the conversion rights held by the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering. The amount per share placed in escrow before giving effect to any interest accumulation is $4.80, so for purposes of determining pro forma net tangible book value after the offering and calculating dilution, we have assumed 19.99% of the shares sold in offering will be converted to cash at $4.80 per share. Accordingly, if the maximum number of units is sold and after giving effect to the conversion, the pro forma net tangible book value would be $8,804,541 with 2,100,200 common shares outstanding, or $4.19 per share. If only the minimum number of units is sold and after giving effect to the conversion, the pro forma net tangible book value would be $4,364,061 with 1,050,100 common shares outstanding, or $4.16 per share.

The following table sets forth information with respect to our existing stockholders and the new investors:

If the minimum number of Units is sold:

					Average
	Shares Purchased		Total Consideration		Price
	Number	Percentage	Amount	Percentage	Per Share

Existing Stockholders	250,000	20.0%	$25,000	0.4%	$0.10
New Investors	1,000,000	80.0%	$6,000,000	99.6%	$6.00

If the maximum number of Units is sold:
					Average
	Shares Purchased		Total Consideration		Price
	Number	Percentage	Amount	Percentage	Per Share

Existing Stockholders	500,000	20%	$25,000	0.2%	$0.05
New Investors	2,000,000	80%	$12,000,000	99.8%	$6.00

CAPITALIZATION

The following table sets forth table our capitalization at September 30, 2007 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:. This table should be read in conjunction with our financial statements and notes thereto.

	Actual	As adjusted for maximum offering	As adjusted for minimum offering

Notes payable to stockholders (1)	$25,000	$—	$—

Common stock, -0- and 399,800 (maximum) and 199,900 shares (minimum) that are subject to possible conversion at value (2)	—	1,919,040	959,520

Stockholders’ equity:
Preferred stock — $0.001 par value, 5,000,000 shares authorized, none outstanding	—	—	—
Common stock — $0.001 par value, 50,000,000 shares authorized, 500,000 shares issued and outstanding; 2,100,200 issued and outstanding (maximum) and 1,050,100 issued and outstanding (minimum)	500	2,100	1,050
Additional paid-in capital	24,886	8,804,246	4,364,816
Deficit accumulated during the development stage	(1,815)	(1,815)	(1,815)
Total stockholders’ equity	23,571	8,804,531	4,364,051

Total Capitalization	$48,571	$10,723,571	$5,323,571

(Footnotes to table on following page)

(Footnotes to table on previous page)

(1)	Notes payable to stockholders consist of two promissory notes issued to Messrs. Laughlin and Hopfenspirger

(2)
If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of the record date for determination of stockholders entitled to vote on the business combination, inclusive of any interest thereon, divided by the number of shares sold in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION

We were formed on June 21, 2007, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a company in either of the renewable energy or environmental industries and their related infrastructures. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•
will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the maximum number of units, after deducting offering expenses estimated at $1,300,000, will be approximately $10,700,000. Of this amount, $9,600,000 will be held in trust, and the remaining $1,100,000 will not. If only the minimum number of units is sold, we estimate the net proceeds will be approximately $5,300,000, of which $4,800,000 will be held in trust and the remaining $500,000 will not.

We will use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust fund will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

PROPOSED BUSINESS

Introduction

We are a recently organized Nevada blank check company formed to serve as a vehicle for the acquisition of an operating business. Our objective is to acquire an operating business in either the renewable energy or the environmental industries and their related infrastructures.

Renewable energy industry and its related infrastructure

The renewable energy industry and its related infrastructure generally includes the production, generation, transmission and distribution of electricity, heat, fuel and other consumable forms of energy through the utilization of renewable fuel sources such as geothermal, biofuels, synfuels, wind, ocean waves, “clean coal,” and waste stream pyrolysis (to mention a few); and the infrastructure needed to maintain and operate the facilities, services and installations used in the foregoing areas.

Although we may consider a target business in any segment of the renewable energy industry, we currently intend to concentrate our search for an acquisition candidate on companies in the following segments:

•	Wind electric generation, distribution and transmission;

•	Solar power;

•	Co-generation;

•	Bio-mass;

•	Synthetic gas production, distribution and transmission;

•	Energy efficiency and energy conservation related products and services;

•	Alternative transportation technologies;

•	Steam generation and distribution;

Energy storage technologies;

•	Other alternative and renewable energy technologies; and.

•	The development, installation or manufacturing of any of the above.

Environmental industry and its related infrastructure

The environmental industry and its related infrastructure generally includes the technologies and services that protect the natural and human environment from destruction and pollution, and the infrastructure needed to maintain and operate the facilities, services and installations used in the foregoing areas. The environmental industry also seeks to ameliorate the negative effects of industrial production and unhealthy practices and materials on our population as a whole.

Landfill closures and the difficulty of positioning new facilities in certain parts of the country have required that waste be transported long distances for environmentally sound disposal. New landfills require additional remediation measures to ensure that waste does not contaminate the surrounding ground or nearby water supplies. New technologies and expenditures are increasingly required with respect to air emissions and water cleanup, as pollution from power and industrial plants merit increasing examination and concern. Searches for new energy and water sources must meet stringent environmental standards, while existing and alternative forms of energy that are being used, developed and tested must adhere to an expanding body of practices and procedures to ensure that our environment is protected.

Although we may consider a target business in any segment of the environmental industry, we currently intend to concentrate our search for an acquisition candidate on companies in the following segments:

•	Waste management and disposal, including wastewater treatment and management and sewage control;

•	Air treatment and ionization, pollution and emission control;

•	Abatement and sequestration of carbon dioxide and other global warming gases;

•	Other energy/environmental related technologies; and

•
The infrastructure necessary to operate in the environmental industry including but not limited to areas such as the operation of water supply facilities, waste and wastewater treatment facilities, pollution control facilities and transportation facilities and the production, transportation or distribution of the equipment and products incidental to such operations.

Effecting a business combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination.

We have not identified a target business

To date, we have not selected any target business on which to concentrate our search for a business combination. Subject to the limitations that a target business be within the renewable energy or environmental industry and their related infrastructures and has a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. We intend to focus our search on target businesses within the United States. However, as a result of our directors’ contacts outside of the United States, for example in China, it is possible that we may locate a suitable target business outside of the United States. If we complete a business combination with a target business located outside of the United States, we will be subject to the risks inherent in doing business in that country as well as the possibility that our future management will not be familiar with United States securities laws.

As a result of the foregoing, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community, who may present solicited or unsolicited proposals. Our officers and directors as well as their affiliates may also bring to our attention target business candidates. While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder’s fee or other compensation. In no event, however, will we pay any of our existing officers, directors or stockholders or any entity with which they are affiliated a finder’s fee, although we may pay Jeffrey C. Paulson or Zenghua Ye compensation for consulting or advisory services rendered to us in connection with the evaluation and consummation of a business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Fair market value of target business

The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the Financial Industry Regulatory Authority, with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Probable lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, it is probable that we will have the ability to effect only a single business combination. Accordingly, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities that may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•
subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Limited ability to evaluate the target business’ management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or those additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights.

Conversion rights

At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust fund, inclusive of any interest, as of the record date for determination of stockholders entitled to vote on the business combination, divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust fund, the initial per-share conversion price would be $4.80, or $1.20 less than the per-unit offering price of $6.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, exercise their conversion rights.

Liquidation if no business combination

If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, plus any remaining net assets. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust fund with respect to our warrants.

If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust fund, and without taking into account interest, if any, earned on the trust fund, the initial per-share liquidation price would be $4.80, or $1.20 less than the per-unit offering price of $6.00. The proceeds deposited in the trust fund could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than $4.80, plus interest, due to claims of creditors. Craig S. Laughlin, our chief executive officer and a director, has agreed pursuant to an agreement with us and Crusader Securities that, if we liquidate prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to vendors or other entities that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account. We cannot assure you, however, that Mr. Laughlin would be able to satisfy those obligations.

If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust fund will commence liquidating the investments constituting the trust fund and will turn over the proceeds to our transfer agent for distribution to our stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

Our public stockholders shall be entitled to receive funds from the trust fund only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust fund.

Competition

In identifying, evaluating and selecting a target business, we expect to encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

•	our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as us in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business in the renewable energy and environmental industries and their related infrastructures and elsewhere. Such a business combination may also be subject to regulatory approval. There is substantial competition in all aspects and segments of our industry focus. Numerous companies, most of which have substantially greater financial resources available to them than we do, are already engaged in the industry segments we intend to focus on. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Employees

Craig S. Laughlin, president and chief executive officer, and Larry Hopfenspirger, our treasurer and secretary, are our only executive officers. These officers are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect they will devote an average of approximately ten hours per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Legal proceedings

We are not a party to any material pending legal proceedings and, to the best of our knowledge, no such proceedings by or against us have been threatened.

Facilities

We maintain our executive offices at 7078 East Fish Lake Road, Suite 800, Minneapolis, MN 55311. The cost for this space is included in the $1,500 per-month fee we will pay to Mr. Laughlin through SRC Funding, Inc., which also covers general and administrative services.

Periodic reporting and audited financial statements

We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent accountants.

We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to stockholders to assist them in assessing the target business. Our management believes that the requirement of having available audited financial statements for the target business will not materially limit the pool of potential target businesses available for acquisition.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting commissions, and underwriting expenses for the Rule 419 offering are the same as this offering. None of the terms of a Rule 419 offering will apply to this offering.

	TERMS OF OUR OFFERING	TERMS UNDER A RULE 419 OFFERING
ESCROW OF OFFERING PROCEEDS	80% of the gross offering proceeds will be deposited into a trust fund maintained by Associated Bank, N.A.
81% of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

INVESTMENT OF NET PROCEEDS
The net offering proceeds held in trust will only be invested in U.S. “government securities,” defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less, or money market funds meeting conditions of the Investment Company Act of 1940.

Proceeds could be invested only in specified securities such as money market funds meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States

LIMITATION ON FAIR VALUE OR NET ASSETS OF TARGET BUSINESS	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represents at least 80% of the maximum offering proceeds.

TRADING OF SECURITIES ISSUED
The units may commence trading promptly after the date of closing the offering. The common stock and warrants comprising the units will begin to trade separately after we file with the SEC a Current Report on Form 8-K that includes an audited balance sheet reflecting our receipt of the proceeds of this offering.

No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

EXERCISE OF THE WARRANTS
The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus, and, accordingly, will only be exercised after the trust fund has been terminated and distributed

The warrants could be exercised prior to the completion of a business combination, but securities received, and cash paid in connection with the exercise, would be deposited in the escrow or trust account.

ELECTION TO REMAIN AN INVESTOR
We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert its shares into its pro rata share of the trust fund. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.

A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the45th business day, funds and interest or dividends, if any, held in the trust or escrow account would be automatically returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

BUSINESS COMBINATION DEADLINE
A business combination must occur within 18 months after the closing of this offering, or within 24 months after the closing of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period
If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

RELEASE OF FUNDS
The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or our liquidation upon failure to effect a business combination within the allotted time.
The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Our business will be managed by our officers and directors. The following persons are our officers and directors:

Name	Age	Position	Since
Craig S. Laughlin	57	President, Chief Executive Officer and Director	June 2007
Larry Hopfenspirger	51	Secretary, Treasurer and Director	June 2007
Jeffery C. Paulson	51	Director	June 2007
Zenghua Ye	59	Director	September 2007

Biographies

The following are brief biographies of the officers and directors:

Craig S. Laughlin, President, and Chief Executive Officer, and a Director. Mr. Laughlin is the founder and President of SRC Funding, Inc., which is a private company owned by Mr. Laughlin. For the past five years Mr. Laughlin has provided business consulting services and engaged in private investment activity through SRC Funding. During the past five years, Mr. Laughlin has served as chairman and secretary of Merlin Marketing International, Inc., a privately held Nevada corporation engaged in the business of distributing sound system components. He has also served for the past five years as a director of Gold Standard Medical, Inc., a company that holds certain patent rights to a blood gas monitoring device, but has suspended further research and development of the technology pending reorganization of the company and obtaining additional capital. Form August 2002 to July 2006, Mr. Laughlin served as an officer and director of Dinewise, Inc. (formerly SimplaGene USA, Inc.), a publicly-held direct to consumer retailer of branded, prepared, premium quality frozen proteins (such as beef, chicken, pork and fish), meals, soups, appetizers and deserts. Prior to the July 2006, Dinewise (then SimplaGene USA) was an inactive shell corporation. From June 2005 to April 2006, Mr. Laughlin served as a director of Dotronix, Inc., and served as its president and chief financial officer from October 2005 to April 2006. Dotronix is a publicly-held company that was engaged in the electronic display business until June 2005, when it discontinued operations and began a search for a new business venture in which to participate, which resulted in the acquisition of an over-the-counter health care products business in April 2006.

Larry Hopfenspirger, Secretary, Treasurer, and a Director. Mr. Hopfenspirger has, for the past five years, been primarily engaged in the business of investing privately in multi-family residential and commercial real estate in the Minneapolis-St. Paul metropolitan area in Minnesota. He personally oversees the management of 22 apartment buildings, totaling 410 units; and commercial properties (two office buildings, two retail properties, one warehouse facility, and one production facility), totaling over 160,000 square feet.

Jeffery C. Paulson, Director. Mr. Paulson is the founder of Paulson & Associates, a legal practice in Minneapolis, Minnesota, focusing on representation of owners and developers of renewable energy projects and has been involved in a number of wind projects of various sizes built in the state of Minnesota in recent years. He has extensive experience in leasing and site acquisition, project ownership structuring, permitting, construction and turbine contracting, power purchase and interconnection agreement negotiation, negotiation of financing terms and documentation, and regulatory approvals and related matters.

Zenghua Ye, Director. Mr. Ye has served as the president of Sinautec Science & Technical Corporation (Beijing, China), since July 2003. Sinautec Science & Technical Corporation provides strategic advice to multinational clients in the automobile, architecture, electric utility, machinery, aeronautics, and nuclear sectors, provides merger and acquisition consultation to clients seeking to purchase Chinese companies, and provides marketing consultation and services to clients entering the Chinese market. Prior to July 2003, Mr. Ye was the president of Lisada Corporation based in New York City, which was engaged in the business of importing machinery and merchandise from China for distribution primarily in the states of New York and New Jersey.

COMPENSATION

No executive officer has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay Craig Laughlin, an officer and director, through his company SRC Funding, Inc., $1,500 per month for providing us with office space and certain office and secretarial services. No other executive officer or director has a relationship with or interest in SRC Funding, Inc. Other than this $1,500 per-month payment, no compensation of any kind, including finder’s and consulting fees, will be paid, directly or indirectly, to Craig Laughlin or Larry Hopfenspirger.

We have no plan, agreement, or arrangement to pay any consulting fees or other compensation to our non-officer directors, Messrs. Paulson or Ye. However, we may in connection with a specific proposed business combination engage one or both of these non-officer directors as consultants and compensate them for their services. In addition, we may reimburse our directors for out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. The amount of compensation for consulting services will depend on the specific circumstances of a proposed business combination, the nature of the services to be provided, and the time commitment required, which cannot be reasonably estimated at this time. We have not set any arbitrary limits on the amount of compensation that may be paid or the amount of out-of-pocket expenses that may be reimbursed, and there will be no review of the reasonableness of the compensation or expenses by anyone other than our board of directors, which includes persons who may seek compensation or reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because none of our directors may be deemed “independent,” we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

CONFLICTS OF INTEREST

Potential investors should be aware of the following potential conflicts of interest:

•
None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•
Since three of our four directors own shares of our common stock, which will be released from escrow only if a business combination is successfully completed, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of their stock.

In general, officers and directors of a Nevada corporation are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest that may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earlier of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any business combination opportunities in the renewable energy industry or the environmental industry with a fair market value of $4.0 million or more.

In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock that were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution, but only with respect to those shares of common stock acquired by them prior to this offering.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2007, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus, by each of our officers and directors and all our officers and directors as a group. The only persons who are the beneficial owners of 5% of our outstanding shares of common stock at September 30, 2007, are also our officers and directors. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

			Percentage Owned
Name and Address	Number of Shares		Before Offering	After Maximum Offering	After Minimum Offering
Craig S. Laughlin 7078 East Fish Lake Road, Suite 800 Minneapolis, MN 55311	250,000	(1)	50%	10%	10%

Larry Hopfenspirger 2025 Nicollet Ave. So., Suite 203 Minneapolis, MN 55404	125,000	(1)	25%	5%	5%

Zenghua Ye Suite 2-4, 39 Nanmofang Rd. Chaoyang Dist., Beijing, 100022, P.R. China	125,000	(1)	25%	5%	5%

Jeffrey C. Paulson 7301 Ohms Lane, Suite 325 Edina, MN 55439	-0	-	0%	0%	0%

All Executive officers and Directors as a Group (4 persons)	500,000	(1)	100%	20%	20%

(1)
There are presently 500,000 shares of our common stock issued and outstanding held by our initial stockholders. If only the minimum number of units is sold, our initial stockholders have agreed to surrender for cancellation 250,000 shares, so in that circumstance Mr. Laughlin would hold 125,000 common shares and Messrs. Hopfenspirger and Ye would each hold 62,500 shares of common stock.

Immediately after this offering, our existing stockholders, which include three of our officers and directors, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to exercise significant control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Interwest Transfer Company, Inc., as escrow agent, until the earliest of:

•	three years following the date of this prospectus;

•	our liquidation; or

•
the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In June 2007, we issued 500,000 shares of our common stock for $25,000 in cash, or a purchase price of $0.05 per share. Craig Laughlin and Larry Hopfenspirger each purchased 250,000 shares. When Zenghua Ye joined the Board of Directors in September 2007, Mr. Hopfenspirger sold 125,000 of his shares to Mr. Ye at the same price originally purchased from us. Each of our present shareholders has agreed that, in the event that less than the maximum number of units is sold in this offering, they will cancel a number of their shares so that the number of shares they hold will equal, in the aggregate, 20% of the number of units sold in the offering. If the minimum number of units is sold, the founders will cancel 250,000 of their shares and will not receive any refund of the purchase price originally paid for the shares.

The holders of the majority of our presently outstanding shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

SRC Funding, Inc., a private corporation owned by Craig Laughlin, has agreed that, commencing on the closing date of this prospectus through the acquisition of a target business, it will make available to us a small amount of office space and certain office and secretarial services, as we may require from time to time. We have agreed to pay SRC Funding, Inc. $1,500 per month for these services. We believe, based on rents and fees for similar services in the Minneapolis, Minnesota metropolitan area, that the fee charged by SRC Funding, Inc. is at least as favorable as we could have obtained from an unaffiliated person. However, as a majority of our directors may not be deemed “independent,” we did not have the benefit of disinterested directors representing a majority of the board approving this transaction.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 50,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. As of the date of this prospectus, 500,000 shares of common stock are outstanding, held by two stockholders of record. No shares of preferred stock are currently outstanding.

Units

Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. In no event will the common stock and warrants trade separately until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K that includes this audited balance sheet promptly following the consummation of this offering.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights discussed below.

If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust fund, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Preferred stock

We are authorized to issue up to 5,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Our preferred stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by our board of directors. Our board of directors is expressly authorized to fix:

•	Voting rights

•	The consideration for which the shares are to be issued

•	The number of shares constituting each series

•	Whether the shares are subject to redemption and the terms of redemption

•	The rate of dividends, if any, and the preferences and whether such dividends shall be cumulative or noncumulative

•	The rights of preferred stockholders regarding liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the Company

•	The rights of preferred stockholders regarding conversion or exchange of shares for another class of our shares

No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the common stock on a business combination.

The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of our company not approved by the board of directors. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

No warrants are currently outstanding. Each warrant issued in the offering entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	The completion of a business combination; or

•	One year from the date of this prospectus.

The warrants will expire 5:00 p.m., New York City time, on _______________, 2012 or earlier upon redemption. We may call the warrants for redemption,

•	In whole and not in part,

•	At a price of $0.01 per warrant at any time after the warrants become exercisable,

•	Upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•
If, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants will be issued in registered form under a warrant agreement between Interwest Transfer company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the warrants. However, we will pay to the warrant holder, in lieu of the issuance of any fractional share that is otherwise issuable to the warrant holder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Purchase option

We have agreed to sell to the underwriter an option to purchase up to a total of 100,000 units (if all the Units are sold in the offering), and as few as 50,000 units (if only the minimum number of Units are sold) at a per-unit price of $6.60. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering).

Dividends

We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Transfer agent and warrant agent

Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, is our transfer agent and warrant agent.

Shares eligible for future sale

Immediately after this offering, we will have 1,250,000 shares of common stock outstanding if the minimum number of units is sold, and up to 2,500,000 shares of common stock outstanding if the maximum number of units is sold. Of these shares, the 1,000,000 to 2,000,000 shares sold in this offering, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933. All of the remaining 500,000 shares (250,000 shares if the minimum number of units is sold) are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of those will be eligible for sale under Rule 144 by March 2008. Notwithstanding this, all of those shares have been placed in escrow for a period of three years from the date of this prospectus, cannot be transferred while in escrow, and will only be released from the escrow prior to the end of the three-year escrow period under certain limited circumstances.

Rule 144

In general, assuming we are an issuer subject to the reporting requirements of the Securities Exchange Act of 1934, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding; and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by affiliates are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Registration Rights

The holders of our 500,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

Plan of Distribution

Pursuant to an underwriting agreement we have engaged Crusader Securities, Inc., the underwriter, as our exclusive agent to sell the units to the public. The following is a summary of the principal terms of the underwriting agreement, which summary does not purport to be complete. For all the terms of the underwriting agreement, reference is made to a copy thereof which is on file as an exhibit to the registration statement of which this prospectus forms a part.

Pursuant to an underwriting agreement, the underwriter will attempt to sell 2,000,000 units to the public on a “best efforts” basis. There can be no assurance that any of the units will be sold. If the underwriter fails to sell at least 1,000,000 units within three months from the effective date of this prospectus (unless extended by us and the underwriter for an additional period not to exceed two months), the offering will be terminated and subscription payments will be promptly refunded in full to subscribers, without paying interest or deducting expenses.

All subscription payments should be made payable to “________________________, Escrow Account.” The subscription payments will be deposited by the underwriter no later than noon of the next business day following receipt into an escrow account maintained by Associated Bank, N.A., Minneapolis, MN. The escrow agent will hold all subscription payments pending the sale of the minimum number of units within the specified period. Such subscription payments will only be withdrawn from the escrow account either for the purpose of:

•	paying the underwriting and offering expenses, establishing the trust account with 80% of the gross proceeds of the offering, and paying the remainder over to us; or

•	refunding subscriptions to investors (without interest and without deduction for offering expenses) if the minimum number of Units is not sold.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the underwriter. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies in the energy and environmental industries;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriter is unable to compare our financial results and prospects with those of public companies operating in the same industry.

The underwriter will receive a sales commission of 7% or $0.42 per unit sold. We have also agreed to pay the underwriter a non-accountable expense allowance equal to 3% of the gross proceeds of the offering ($360,000 if the entire offering is sold and $180,000 if only the minimum offering is sold). The underwriter has advised us that it may allow concessions to certain selected dealers who are members of the Financial Industry Regulatory Authority. The amount of such concessions will be determined through negotiations between the underwriter and the selected dealers or between such selected dealers and other dealers, as the case may be.

We have agreed to indemnify the underwriter, and the Underwriter has agreed to indemnify us, against certain liabilities, including liabilities under the Securities Act of 1933. In the opinion of the Securities and Exchange Commission, such indemnification is against the public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Underwriter unit options

We have agreed to sell to the underwriter, for $100, an option to purchase a number of units equal to 5% of the number of units sold to the public pursuant to this prospectus (50,000 units, if the minimum number of units is sold, and up to 100,000 units, if the maximum number of units is sold). The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.25 (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $6.60 per unit commencing on the later of the consummation of a business combination or one year from the date of this prospectus and expiring four years from the date of this prospectus. The option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy back” rights for a period of four years from the date of this prospectus with respect to registration under the Securities Act of 1933 of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions that will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

State blue sky information

We will offer and sell the units to investors only in the District of Columbia, Florida, Hawaii, Illinois, Maryland, Nevada, New York and Rhode Island pursuant to registration or other qualification of the offering in those states. If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described above. Institutional investors in every state except in Idaho and South Dakota may purchase the units in this offering and in the secondary market pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

We believe that the units and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the states listed above based upon the registration of the units, common stock and warrants in those states. Additionally, the units and the common stock and warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in certain states based on exemptions from such states’ registration requirements as a result of the National Securities Markets Improvement Act of 1996. The National Securities Markets Improvement Act exempts from state registration requirements certain secondary market trading transactions for issuers that file periodic and annual reports under the Securities Exchange Act of 1934.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Parsons Behle & Latimer, Salt Lake City, UT.

EXPERTS

The financial statements of Renewable Energy Acquisition Group, Inc., as of September 30, 2007, appearing in this prospectus and registration statement have been audited by S.W. Hatfield, CPA, independent certified public accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of S.W. Hatfield, CPA, are included in reliance upon their report given upon the authority of S.W. Hatfield, CPA as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the shares offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules. For further information with respect to us and the units offered, reference is made to the registration statement and the exhibits and schedules filed with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, and the exhibits and schedules, may be inspected without charge at the public reference room maintained by the Securities and Exchange Commission at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission’s Internet website at www.sec.gov.

RENEWABLE ENERGY ACQUISITION CORP.

LETTERHEAD OF S. W. HATFIELD, CPA

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Renewable Energy Acquisition Corp.

We have audited the accompanying balance sheet of Renewable Energy Acquisition Corp. (a Nevada corporation and a development stage company) as of September 30, 2007 and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the period from June 21, 2007 (date of incorporation) through September 30, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renewable Energy Acquisition Corp. as of September 30, 2007 and the results of its operations and cash flows for the period from June 21, 2007 (date of incorporation) through September 30, 2007, in conformity with generally accepted accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company is in the organization and start-up phase. The Company is primarily dependent upon its initial capitalization and the anticipated proceeds of an initial public offering of the Company’s equity securities to provide working capital. This situation raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

S. W. HATFIELD, CPA

Dallas, Texas
August 27, 2007

RENEWABLE ENERGY ACQUISITION CORP.
(a development stage enterprise)
BALANCE SHEET
September 30, 2007

September 30, 2007
ASSETS
Current Assets
Cash on hand and in bank	$24,343
Prepaid expenses
Deferred public offering costs	16,285
Legal fees	10,591

Total Current Assets	51,219

Total Assets	$51,219

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable
Trade	$2,473
Stockholder	175
Total Current Liabilities	2,648

Long-Term Liabilities
Notes payable to stockholders	25,000

Total Liabilities	27,648

Commitments and Contingencies

Stockholders’ Equity
Preferred stock - $0.001 par value
5,000,000 shares authorized.
None issued and outstanding.	-
Common stock - $0.001 par value.
50,000,000 shares authorized.
500,000 shares issued and outstanding	500
Additional paid-in capital	24,886
Deficit accumulated during the development stage	(1,815)

Total Stockholders’ Equity	23,571

Total Liabilities and Stockholders’ Equity	$51,219

The accompanying notes are an integral part of these financial statements.

RENEWABLE ENERGY ACQUISITION CORP.
(a development stage enterprise)
STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
Period from June 21, 2007 (date of incorporation) through September 30, 2007

Period from June 21, 2007 (date of incorporation) through September 30, 2007

Revenues	$-

Cost of Sales	-

Gross Profit	-

Operating expenses
Organizational and start-up costs	1,429
General and administrative expenses	-
Depreciation and amortization	-
Total operating expenses	1,429

Loss from Operations	(1,429)

Other expense
Interest expense on notes payable to stockholders	(386)

Loss from operations and
before provision for income taxes	(1,815)

Provision for income taxes	-

Net Loss	(1,815)

Other comprehensive income	-

Comprehensive Loss	$(1,815)

Loss per weighted-average share of common stock outstanding, computed on net loss - basic and fully diluted	nil

Weighted-average number of common shares outstanding	500,000

The accompanying notes are an integral part of these financial statements.

RENEWABLE ENERGY ACQUISITION CORP.
(a development stage enterprise)
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
Period from June 21, 2007 (date of incorporation) through September 30, 2007

	Common Stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total
Common stock issued at initial capitalization on June 21, 2007	500,000	$500	$24,500	$-	$25,000

Contributed capital from non-interest bearing notes payable to shareholder	-	-	386	-	386

Net loss for the period	-	-	-	(1,815)	(1,815)

Balances at September 30, 2007	500,000	$500	$24,886	$(1,815)	$23,571

The accompanying notes are an integral part of these financial statements.

RENEWABLE ENERGY ACQUISITION CORP.
(a development stage enterprise)
STATEMENT OF CASH FLOWS
Period from June 21, 2007 (date of incorporation) through September 30, 2007

Period from June 21, 2007 (date of incorporation) through September 30, 2007
Cash flows from operating activities
Net income for the period	$(1,815)

Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	-

Interest expense contributed as capital on non-interest bearing notes payable to shareholder	386

(Increase) Decrease in Prepaid expenses	(26,876)

Increase (Decrease) in Accounts payable - trade and stockholder	2,648

Net cash used in operating activities	(25,657)

Cash flows from investing activities	-

Cash flows from financing activities
Cash received on notes payable to stockholders	25,000
Cash received from initial capitalization	25,000

Net cash provided by financing activities	50,000

Increase in Cash	24,343

Cash at beginning of period	-

Cash at end of period	$24,343

Supplemental disclosure of interest and income taxes paid
Interest paid for the period	$-
Income taxes paid for the period	$-

The accompanying notes are an integral part of these financial statements.

RENEWABLE ENERGY ACQUISITION CORP.
(a development stage enterprise)
NOTES TO FINANCIAL STATEMENTS
September 30, 2007

NOTE A - Organization and Description of Business

Renewable Energy Acquisition Corp. (Company) was incorporated on June 21, 2007 under the laws of the State of Nevada.

The Company was formed as a blank check company to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in either the renewable energy or the environmental industry and their related infrastructures. To date, our efforts have been limited to organizational activities. As the Company has had no substantial operations or substantial assets since inception, the Company is considered in the development stage.

NOTE B - Preparation of Financial Statements

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles and has adopted a year-end of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented

For segment reporting purposes, the Company operated in only one industry segment during the periods represented in the accompanying financial statements and makes all operating decisions and allocates resources based on the best benefit to the Company as a whole.

NOTE C - Going Concern Uncertainty

As the Company has just been formed and is in the process of formalizing its initial business plan, the Company is considered in the development stage and, as such, has generated no significant operating revenues. Because of these factors, the Company’s auditors have issued an audit opinion on the Company’s financial statements which includes a statement describing our going concern status. This means, in the auditor’s opinion, substantial doubt about our ability to continue as a going concern exists at the date of their opinion.

The Company’s current management anticipates that the initial capitalization will be sufficient to maintain the corporate status of the Company in the immediate future. Because of the Company's lack of operating assets, the Company’s continuance may become fully dependent upon either future sales of securities and/or advances or loans from significant stockholders or corporate officers to provide sufficient working capital to preserve the integrity of the corporate entity during the development phase.

RENEWABLE ENERGY ACQUISITION CORP.
(a development stage enterprise)
NOTES TO FINANCIAL STATEMENTS - CONTINUED
September 30, 2007

NOTE C - Going Concern Uncertainty - Continued

The Company's continued existence is dependent upon its ability to implement its business plan, generate sufficient cash flows from operations to support its daily operations, and provide sufficient resources to retire existing liabilities and obligations on a timely basis. The Company faces considerable risk in it’s business plan and a potential shortfall of funding due to our uncertainty to raise adequate capital in the equity securities market.

The Company was formed as a blank check company to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in either the renewable energy or the environmental industry and their related infrastructures. To date, our efforts have been limited to organizational activities. As the Company has had no substantial operations or substantial assets since inception, the Company is considered in the development stage. There is no assurance that the Company will be able to successful in the implementation of this business plan.

The Company is dependent upon the cash in bank to support its day-to-day operations. In the event that these funds are not adequate, additional external sources of financing; including current management and/or significant stockholders may be called upon to provide sufficient working capital in excess of the Company’s initial capitalization to preserve the integrity of the corporate entity. If necessary, in future periods, it is the current intent of management and significant stockholders to provide sufficient working capital necessary to support and preserve the integrity of the corporate entity. However, no formal commitments or arrangements to advance or loan funds to the Company or repay any such advances or loans exist. There is no legal obligation for either management or significant stockholders to provide additional future funding.

The Company anticipates offering future sales of equity securities. However, there is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or, that such funding, if available, will be obtained on terms favorable to or affordable by the Company.

The Company’s Articles of Incorporation authorizes the issuance of up to 5,000,000 million shares of preferred stock and 50,000,000 shares of common stock. The Company’s ability to issue preferred stock may limit the Company’s ability to obtain debt or equity financing as well as impede the implementation of the Company’s business plan. The Company’s ability to issue these authorized but unissued securities may also negatively impact our ability to raise additional capital through the sale of our debt or equity securities.

In such a restricted cash flow scenario, the Company would be unable to complete its business plan steps, and would, instead, delay all cash intensive activities. Without necessary cash flow, the Company may become dormant during the next twelve months, or until such time as necessary funds could be raised in the equity securities market.

While the Company is of the opinion that good faith estimates of the Company’s ability to secure additional capital in the future to reach its goals have been made, there is no guarantee that the Company will receive sufficient funding to sustain operations or implement any future business plan steps.

NOTE D - Summary of Significant Accounting Policies

1. Cash and cash equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

RENEWABLE ENERGY ACQUISITION CORP.
(a development stage enterprise)
NOTES TO FINANCIAL STATEMENTS - CONTINUED
September 30, 2007

NOTE D - Summary of Significant Accounting Policies - Continued

2. Organization costs

The Company has adopted the provisions of AICPA Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities” whereby all organization and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.
3. Deferred public offering costs

The Company is in the process of "going public" either through an initial public offering (an IPO). Deferred public offering costs represent accounting, legal and underwriting costs incurred by the Company pertaining to this process and an anticipated future public offering of the Company's common stock. The costs will be charged against additional paid-in capital (deducted from stock proceeds) upon completion of the public offering, or charged to expense if the offering is not completed or abandoned.

4. Income Taxes

The Company uses the asset and liability method of accounting for income taxes. At September 30, 2007, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

As of September 30, 2007, the deferred tax asset related to the Company’s net operating loss carryforward is fully reserved. Due to the provisions of Internal Revenue Code Section 338, the Company may have no net operating loss carryforwards available to offset financial statement or tax return taxable income in future periods as a result of a change in control involving 50 percentage points or more of the issued and outstanding securities of the Company.

5. Income (Loss) per share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).

Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon the Company’s net income (loss) position at the calculation date.

As of September 30, 2007, and subsequent thereto, the Company had no outstanding stock warrants, options or convertible securities which could be considered as dilutive for purposes of the loss per share calculation.

RENEWABLE ENERGY ACQUISITION CORP.
(a development stage enterprise)
NOTES TO FINANCIAL STATEMENTS - CONTINUED
September 30, 2007

NOTE E - Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company’s earnings are subject to fluctuations in interest rates on either investments or on debt and is fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

Financial risk is the risk that the Company’s earnings are subject to fluctuations in interest rates or foreign exchange rates and are fully dependent upon the volatility of these rates. The Company does not use derivative instruments to moderate its exposure to financial risk, if any.

NOTE F - Notes Payable to Stockholders

In conjunction with the initial capitalization of the Company, the subscribing shareholders agreed that additional working capital would be needed to support the initial phases of the Company’s implementation of its business plan. Accordingly, two controlling shareholders agreed to lend the Company an aggregate $25,000 with an initial maturity of August 31, 2008 or 10 days after the closing of an anticipated initial public offering.

The notes are non-interest bearing and, as such, the Company has recognized approximately $386 as additional paid-in capital for economic event (calculated at an imputed interest rate of 6.0% per annum) related to the non-interest bearing feature on the aforementioned notes payable to stockholders.

As of September 30, 2007, the outstanding balance on these two separate notes is an aggregate $25,000.

NOTE G - Income Taxes

The components of income tax (benefit) expense for the period from June 21, 2007 (date of incorporation) through September 30, 2007, respectively, is as follows:

Period from June 21, 2007 (date of incorporation) through September 30, 2007
Federal:
Current	$-
Deferred	-
-
State:
Current	-
Deferred	-
-

Total	$-

RENEWABLE ENERGY ACQUISITION CORP.
(a development stage enterprise)
NOTES TO FINANCIAL STATEMENTS - CONTINUED
September 30, 2007

NOTE G - Income Taxes - Continued

As of September 30, 2007, the Company has a net operating loss carryforward(s) of approximately $1,400 to offset future taxable income. The amount and availability of any net operating loss carryforwards will be subject to the limitations set forth in the Internal Revenue Code. Such factors as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of any net operating loss carryforward(s).

The Company's income tax expense for the period from June 21, 2007 (date of incorporation) through September 30, 2007, respectively, are as follows:

Period from June 21, 2007 (date of incorporation)through September 30, 2007
Statutory rate applied to income before income taxes	$(600)
Increase (decrease) in income taxes resulting from:
State income taxes	-
Non-deductible imputed interest on non-interest bearing notes issued by founding shareholders	115
Other, including reserve for deferred tax asset and application of net operating loss carryforward	485
Income tax expense	$-

The Company’s has no temporary differences as of September 30, 2007. Accordingly, any deferred tax asset, as fully reserved, or liability, if any, as of September 30, 2007, is nominal and not material to the accompanying financial statements.

NOTE H - Equity Transactions

At its June 21, 2007 initial capitalization, the Company sold an aggregate 500,000 shares of restricted, unregistered common stock to its initial shareholders for gross proceeds of approximately $25,000.

NOTE I - Contingent Liability

On July 20, 2007, the Company executed an Underwriting Letter of Intent for the purpose of conducting an initial public offering of the Company’s common stock. The offering is to be for a minimum of 1,000,000 and a maximum of 2,000,000 Units at a selling price of $6.00 per Unit. Each Unit is proposed to consist of one share of the Company’s common stock and two (2) warrants to purchase one additional share each of the Company’s common stock at an exercise price of $5.00 each for a period of two (2) years after the closing of the initial public offering.

RENEWABLE ENERGY ACQUISITION CORP.
(a development stage enterprise)
NOTES TO FINANCIAL STATEMENTS - CONTINUED
September 30, 2007

NOTE I - Contingent Liability - Continued

In the event the initial public offering is successful, the Company is obligated to pay the Underwriter a discount of 7.0% of the gross offering Unit price, payable at closing; an unaccountable expense allowance, payable at closing, equal to 3% of the net aggregate proceeds to the Company realized from the public sale of the Units; the issuance of a Warrant to purchase a number of Units equal to 5.0% of the Units sold to the public for $100; and the payment of $10,000 cash concurrent with the execution of the Letter of Intent which shall be deductible from the 3.0% unaccountable expense allowance.

The Underwriters Warrant will be for Underwriter’s Units which are equal to the Units being offered to the general public except that the Underwriter’s Units will be sold at $6.60 (110% of the public offering price) and the exercise price of the warrants issued in the Underwriter’s Units will be $6.25 per share (125% of the public exercise price). All of the shares relating to the Underwriter’s Units will be included in the Company’s pending Registration Statement.

$12,000,000

RENEWABLE ENERGY ACQUISITION CORP.

2,000,000 Units

PROSPECTUS

Crusader Securities, Inc.

_____________________, 2007

Until _____________, 20___, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Federal law requires that any broker or dealer participating in the issuance of certain securities, including those offered hereby, deliver a copy of the prospectus to any person who is expected to receive a confirmation of sale at least 48 hours prior to the mailing of such confirmation.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this prospectus nor any sale made shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus or that there has been no change in the affairs of Renewable Energy Acquisition Corp. since such date.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law provides liberal indemnification of officers and directors of Nevada corporations.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any officer, director, employee, or agent, who is, was, or is threatened to be, made a party to any action, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was an officer, director, employee, or agent, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful. In the case in which a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of such action, the corporation must indemnify him for expenses, including attorneys fees, actually and reasonably incurred by him.

Our Articles and By-Laws provide for the mandatory indemnification and reimbursement of any director or officer against expenses actually and necessarily incurred by them in connection with the defense of an action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of the corporation, except in relation to matters as to which any such director or officer shall be adjudged to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, and vote of stockholders or otherwise.

Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors and controlling persons of the issuer, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the law and is, therefore, unenforceable. In the event a demand for indemnification is made, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the law and will be governed by the final adjudication of such issue.

I

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee	$1,043.00
Printing Fees and Expenses	10,000.00
Legal Fees and Expenses (including blue sky services and expenses)	60,000.00
Accounting Fees and Expenses	15,000.00
Proceeds Escrow/ Transfer Agent Fees	5,000.00
FINRA Filing Fee	3,866.00
Miscellaneous	5,091.00
Total	$100,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In June of 2007, we issued 500,000 shares of common stock to two founders who are also officers and directors for $25,000. We believe this transaction was exempt from registration under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering.

ITEM 27. EXHIBITS.

The following documents are included as exhibits to this registration statement.

Exhibit No.	Title of Document
1.1	Form of Underwriting Agreement

1.2	Form of Selected Dealer Agreement

1.3	Form of Proceeds Escrow Agreement

3.1	Articles of Incorporation

3.2	By-Laws

4.1	Specimen Unit Certificate*

4.2	Specimen Common Stock Certificate

4.3	Specimen Warrant Certificate

4.4	Form of Warrant Agreement between the Registrant and Interwest Transfer Company

4.5	Form of Underwriter Unit Option (excluding Exhibit A, which is provided as Exhibit 4.6)

4.6	Form of Underwriter Warrant

5.1	Opinion of Parsons Behle & Latimer

10.1	Letter Agreement between the Registrant, Crusader Securities and Craig Laughlin - Voting

10.2	Letter Agreement between the Registrant, Crusader Securities and Larry Hopfenspirger - Voting

10.3	Letter Agreement between the Registrant, Crusader Securities and Zenghua Ye - Voting

10.4	Letter Agreement between the Registrant, Crusader Securities and Jeffrey C. Paulson - Voting

10.5	Promissory Note dated June 29, 2007 issued to Craig Laughlin

10.6	Promissory Note dated June 29, 2007 issued to Larry Hopfenspirger

10.7	Letter Agreement between the Registrant and SRC Funding, Inc.

10.8	Form of Registration Rights Agreement among the Registrant and present stockholders

10.9	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers

10.10	Form of Stock Escrow Agreement among the Registrant, the present stockholders, and Interwest Transfer Company

10.11	Form of Investment Management Trust Agreement between the Registrant and Associated Bank, N.A.

II

10.12	Letter Agreement between Crusader Securities and Craig Laughlin -- Lockup

10.13	Letter Agreement between Crusader Securities and Larry Hopfenspirger -- Lockup

10.14	Letter Agreement between Crusader Securities and Zenghua Ye -- Lockup

10.15	Letter Agreement between Crusader Securities and Jeffrey C. Paulson -- Lockup

23.1	Consent of Parsons Behle & Latimer**

23.2	Consent of S.W. Hatfield, CPA

24.1	Power of Attorney (contained in the signature page hereto - page V)

*	Units will be represented by a common stock certificate attached to a warrant certificate.

**	The consent is included in Exhibit 5.1.

ITEM 28. UNDERTAKINGS

A. The small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and, notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

III

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B. The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

IV

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Minneapolis, Minnesota, on December 18, 2007.

Renewable Energy Acquisition Corp.

By	/s/
Craig S. Laughlin, Chief Executive Officer
Principal Executive Officer

By	/s/
Larry Hopfenspirger, Treasurer
Principal Financial and Accounting Officer

Know all men by these presents, that each person whose signature appears below constitutes and appoints Craig Laughlin and Larry Hopfenspirger (with full power to each of them to act alone) as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, including registration statements filed or amendments made pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Craig Laughlin, Director	Date: December 18, 2007

/s/ Larry Hopfenspirger, Director	Date: December 18, 2007

/s/ Jeffrey C. Paulson , Director	Date: December 18, 2007

/s/ Zenghua Ye, Director	Date: December 18, 2007

V

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RENEWABLE ENERGY ACQUISITION CORP.

Index to Exhibits

Exhibit No.	Title of Document
1.1	Form of Underwriting Agreement

1.2	Form of Selected Dealer Agreement

1.3	Form of Proceeds Escrow Agreement

3.1	Articles of Incorporation

3.2	By-Laws

4.1	Specimen Unit Certificate*

4.2	Specimen Common Stock Certificate

4.3	Specimen Warrant Certificate

4.4	Form of Warrant Agreement between the Registrant and Interwest Transfer Company

4.5	Form of Underwriter Unit Option (excluding Exhibit A, which is provided as Exhibit 4.6)

4.6	Form of Underwriter Warrant

5.1	Opinion of Parsons Behle & Latimer

10.1	Letter Agreement between the Registrant, Crusader Securities and Craig Laughlin - Voting

10.2	Letter Agreement between the Registrant, Crusader Securities and Larry Hopfenspirger - Voting

10.3	Letter Agreement between the Registrant, Crusader Securities and Zenghua Ye - Voting

10.4	Letter Agreement between the Registrant, Crusader Securities and Jeffrey C. Paulson - Voting

10.5	Promissory Note dated June 29, 2007 issued to Craig Laughlin

10.6	Promissory Note dated June 29, 2007 issued to Larry Hopfenspirger

10.7	Letter Agreement between the Registrant and SRC Funding, Inc.

10.8	Form of Registration Rights Agreement among the Registrant and present stockholders

10.9	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers

10.10	Form of Stock Escrow Agreement among the Registrant, the present stockholders, and Interwest Transfer Company

10.11	Form of Investment Management Trust Agreement between the Registrant and Associated Bank, N.A.

10.12	Letter Agreement between Crusader Securities and Craig Laughlin -- Lockup

10.13	Letter Agreement between Crusader Securities and Larry Hopfenspirger -- Lockup

10.14	Letter Agreement between Crusader Securities and Zenghua Ye -- Lockup

10.15	Letter Agreement between Crusader Securities and Jeffrey C. Paulson -- Lockup

23.1	Consent of Parsons Behle & Latimer**

23.2	Consent of S.W. Hatfield, CPA

24.1	Power of Attorney (contained in the signature page hereto - page V)

*	Units will be represented by a common stock certificate attached to a warrant certificate.

**	The consent is included in Exhibit 5.1.